Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 14, 2025 relating to the financial statements of SL Green Realty Corp. appearing in the Amendment No. 1 to the Annual Report on Form 10-K/A of SL Green Realty Corp. for the year ended December 31, 2024 and of our report dated February 14, 2025 on the effectiveness of SL Green Realty Corp.'s internal control over financial reporting appearing in the Annual Report on Form 10-K of SL Green Realty Corp. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

New York, New York

June 20, 2025